Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Terry Huch Senior Director, Investor Relations & Corporate Communications
847-405-2515 — thuch@cfindustries.com

Robert G. Kuhbach Elected to Board of Directors of CF Industries Holdings, Inc.

New Director Is Retired Chief Financial Officer of Dover Corporation

DEERFIELD, Ill., Feb. 1, 2011 (BUSINESS WIRE) —CF Industries Holdings, Inc. (NYSE:CF) today announced that its Board of Directors has elected Robert G. Kuhbach an independent director of the company. Kuhbach, retired chief financial officer of Dover Corporation (NYSE:DOV), will serve as a Class III director and is expected to stand for re-election by stockholders at the company’s 2011 Annual Meeting.  His election brings membership of the CF Industries Holdings, Inc. Board of Directors to ten.

Kuhbach, 63, was the chief financial officer of Dover Corporation from 2002 to 2009 and prior to that time served for nearly ten years as general counsel.  Dover Corporation is a worldwide, diversified manufacturer of Industrial products.

Kuhbach holds a B.A. degree in economics from Yale University and a J.D. degree from the University of Michigan Law School.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries is a global leader in nitrogen and phosphate fertilizer manufacturing and distribution, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen fertilizer manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a fertilizer manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland. Additional information on CF Industries is found on the company’s website at www.cfindustries.com.